EXHIBIT 23.2

PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Parallax Health Sciences, Inc. of our report dated March 27, 2014 on our audit of the balance sheets of Parallax Health Sciences, Inc. as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

March 31, 2014

8250 W. Charleston Blvd., Suite 100 - Las Vegas, NV 89117 Phone: (888)727-8251 Fax: (888)782-2351